RADICA GAMES LIMITED
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 12, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Radica Games Limited (the "Company") will be held at the DoubleTree Hotel Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101 on Monday, April 12, 1999, commencing at 10:00 a.m., to consider and act upon the following proposals or matters:

         (1) To elect directors;

         (2) To re-appoint Deloitte Touche Tohmatsu as Independent Auditor and to authorize the directors to fix the Independent Auditor's remuneration; and

         (3) To transact such further or other business matters as may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 12, 1999 will be entitled to notice of the meeting.

         The Annual Report containing the Financial Statements of the Company and the Report of the Independent Auditor thereon, the Management Information Circular/Proxy Statement and a form of proxy are enclosed with this Notice of Meeting.

                                        By order of the Board of Directors,


                                        DAVID C.W. HOWELL
                                        President Asia Operations,
                                        Chief Financial Officer and
                                        Chief Accounting Officer

March 15, 1999
Fo Tan, Hong Kong




Note: If you are unable to be present at the meeting in person, please fill in, date and sign the enclosed proxy and return it to the President of the Company in the enclosed envelope.

                              RADICA GAMES LIMITED

                 MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

         This Management Information Circular/Proxy Statement ("this Circular") is furnished to shareholders of Radica Games Limited (the "Company") in connection with the solicitation by and on behalf of the management of the Company of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held at the DoubleTree Hotel Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101 on Monday, April 12, 1999 at 10:00 a.m., and at any adjournments, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders (the "Notice").

         This Circular, the attached Notice and the accompanying form of proxy are first being mailed to shareholders of the Company on or about March 15, 1999. The Company will bear all costs associated with the preparation and mailing of this Circular, the Notice and form of proxy as well as the cost of solicitation of proxies. The solicitation will be primarily by mail; however, officers and regular employees of the Company may also directly solicit proxies (but not for additional compensation) by telephone or telegram. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals and to obtain authorizations for the execution of proxies and will be reimbursed for their reasonable expenses in doing so.

         No person is authorized to give any information or to make any representations other than those contained in this Circular and, if given or made, such information must not be relied upon as having been authorized.

                      APPOINTMENT AND REVOCATION OF PROXIES

         The persons named as proxies in the enclosed form of proxy are directors or officers of the Company. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER OF THE COMPANY) AS PROXY TO ATTEND AND ACT FOR AND ON SUCH SHAREHOLDER'S BEHALF AT THE MEETING OTHER THAN THE MANAGEMENT PROXIES NAMED IN THE ACCOMPANYING FORM OF PROXY. This right may be exercised either by striking out the names of the management proxies where they appear on the front of the form of proxy and by inserting in the blank space provided the name of the other person the shareholder wishes to appoint, or by completing and submitting another proper form of proxy naming such other person as proxy.

         A shareholder who has given a proxy, in addition to revocation in any other manner permitted by applicable law, may revoke the proxy within the time periods described in this Circular by an instrument in writing executed by the shareholder or by his/her attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized.

         Shareholders desiring to be represented at the Meeting by proxy or to revoke a proxy previously given, must deposit their form of proxy or revocation of proxy at the office of Radica Enterprises, Ltd. ("Radica USA") at 180 S. Lake Avenue, Suite 440, Pasadena, CA 91101, addressed to the President of the Company, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or on the day of the Meeting with the chairman of the Meeting prior to the Meeting, or any adjournment thereof. If a shareholder who has completed a proxy attends the Meeting in person, any votes cast by the shareholder on a poll will be counted and the proxy will be disregarded.

                                VOTING OF PROXIES

         THE SHARES REPRESENTED BY ANY VALID PROXY IN FAVOR OF THE MANAGEMENT PROXIES NAMED IN THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR, AGAINST OR WITHHELD FROM VOTING (ABSTAIN) ON THE ELECTION OF DIRECTORS, AND ON THE REAPPOINTMENT OF THE INDEPENDENT AUDITOR AND THE AUTHORIZATION OF THE DIRECTORS TO FIX THE REMUNERATION OF THE INDEPENDENT AUDITOR, IN ACCORDANCE WITH ANY SPECIFICATIONS OR INSTRUCTIONS MADE BY A SHAREHOLDER ON THE FORM OF PROXY. IN THE ABSENCE OF ANY SUCH SPECIFICATIONS OR INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE MANAGEMENT NOMINEES NAMED IN THIS CIRCULAR, AND FOR THE RE-APPOINTMENT OF DELOITTE TOUCHE TOHMATSU AS INDEPENDENT AUDITOR AND THE AUTHORIZATION OF THE DIRECTORS TO FIX THE INDEPENDENT AUDITOR'S REMUNERATION.

         Each share of Common Stock is entitled to one vote on each matter submitted to vote at the meeting. Under the Company's Bye-laws, action may be taken by the shareholders at any duly convened Annual General Meeting of the Company by a majority of the votes cast on each proposal (other than certain proposals requiring a special resolution as defined in the Bye-laws). In the case of elections of directors, the number of vacant positions (in the case of this meeting, nine director positions) will be filled by the nominees who receive the greatest number of votes at the meeting, with each shareholder being entitled to vote for a number of directors equal to the number of vacancies, but without cumulative voting. Although the Bye-laws permit voting by a show of hands in certain circumstances, the Company follows the practice of voting by poll or ballot (i.e. tabulating written votes submitted at the meeting in person or by proxy).

         The accompanying form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to such other business or matters which may properly come before the Meeting or any adjournments thereof.

                                   RECORD DATE

         The Board of Directors of the Company has fixed the close of business on March 12, 1999, as the record date (the "Record Date") for the Meeting. Only holders of record of the Common Stock as of the close of business on the Record Date are entitled to receive notice of and to attend and vote at the Meeting.

                  VOTING SECURITIES AND THEIR PRINCIPAL HOLDERS

         As of January 31, 1999 there were issued and outstanding 19,048,894 shares of the Common Stock of the Company.

         The following table sets forth information with respect to shareholders which the Company believes own beneficially more than 5% of the issued and outstanding shares of Common Stock of the Company, as of January 31, 1999:


                                                                 PERCENTAGE OF
     NAME AND ADDRESS OF                  NUMBER OF SHARES       COMMON STOCK
      BENEFICIAL OWNER                                           OUTSTANDING
----------------------------------        ----------------       -------------


Robert E. Davids(1)                           3,265,800              17.1%
Suite R, 6th Floor
2-12 Au Pui Wan Street
Fo Tan, Hong Kong

Dito Devcar Corporation, et al. (2)           6,062,218              31.8%
c/o Wedbush Morgan Securities
610 Newport Center Road, Suite 1300
Newport Beach, California 92660


-------------------------

(1) Mr. Davids is a Director and the Chief Executive Officer of the Company. Also includes shares held by Mr. Davids as trustee for a family trust.

(2)  Includes shares of Common Stock owned by the following related persons:
     Dito Devcar Corporation, DRP Charitable Unitrust, TMP Charitable Unitrust, Dito Devcar, LP, Dito Caree, LP, Pickup Family Trust, Pickup Charitable Remainder Unitrust II, TD Investments, LLC, BP Ventures, LLC, Richard H. Pickup and Todd Pickup.

         In addition to the foregoing, the Company is aware of one other significant shareholder who is to own approximately 5% of the Company's common stock. This is The John and Mary Hansen 1989 Trust (the "Hansen Trust"), 369 Adrian Road, Millbrae, California 94030. Mr. John N. Hansen was a co-founder of the Company, and served as a director of the Company until his death in early 1995. Thereafter, Mrs. Mary J. Hansen, the widow of Mr. Hansen, was a director of the Company until April 1997. Also includes shares held individually by Mrs. Hansen or by trustee(s) for other family trusts.

                              ELECTION OF DIRECTORS

         The following persons are nominees proposed by management for election as directors of the Company to serve until the next annual meeting of the shareholders of the Company or until their successors are duly elected or appointed. A SHAREHOLDER MAY WITHHOLD HIS VOTE FROM ANY INDIVIDUAL NOMINEE BY WRITING THE PARTICULAR NOMINEE'S NAME ON THE LINE PROVIDED IN THE FORM OF PROXY. Management does not contemplate that any of the nominees will be unable to serve as a director. If, as a result of circumstances not now contemplated any nominee shall be unavailable to serve as a director, the proxy will be voted for the election of such other person or persons as Management may select. The management nominees for election as directors of the Company are Robert E. Davids, Jon N. Bengtson, Patrick Feely, David C.W. Howell, Siu Wing Lam, James O'Toole, Millens W. Taft, Peter Thigpen and Henry Hai-Lin Hu.

         The following table and the textual discussion which follows sets forth information as of January 31, 1999 with respect to each current director of the Company, each of the management nominees for director and each executive officer, including their names, ages, the number of shares beneficially owned by each such person individually and as a group, all positions and offices with the Company held by each such person (in addition to their directorships) and their term of office as a director:


                                                                                                                  PERCENTAGE
                                                                                                 NUMBER OF            OF
                                            TERM AS         OTHER POSITIONS AND OFFICES           SHARES            COMMON
                              AGE AT        DIRECTOR          PRESENTLY HELD WITH THE          BENEFICIALLY         STOCK
        NAME                  1/1/99        EXPIRES                  COMPANY                      OWNED           OUTSTANDING
                                                                                                                      (1)
-----------------------      --------      ----------      ----------------------------      ----------------    --------------


Directors:
---------
Robert E. Davids(2)             55           1999            Vice Chairman, Chief                 3,265,800           17.1%
                                                             Executive Officer

Jon N. Bengtson                 55           1999            Chairman of the Board                 162,960

Patrick Feely                   52           1999            President, Chief Operating             60,000
                                                             Officer

David C.W. Howell               36           1999            President Asia Operations,            101,000
                                                             Chief Financial Officer,
                                                             Chief Accounting Officer

Siu Wing Lam                    40           1999            Executive Vice President,             151,000
                                                             Engineering

James O'Toole (3)(4)            53           1999            None                                   42,900

Millens W. Taft (3)(4)          76           1999            None                                    2,000

Peter Thigpen (3)(4)            59           1999            None                                      500

Henry Hai-Lin Hu (3)(4)         53           1999            None                                        -


Executive Officers:
------------------

Gene Murtha                     48                           President, Americas                         -

Kam Cheong Wong                 43                           Vice President of China                 7,700
                                                             Operations

Hermen H.L. Yau                 39                           MIS Director                            4,100

Samuel Kwok                     34                           Plant Administration Director           4,000

Ben Hui                         42                           Materials Director                          -

You Liang Wang                  59                           Quality Director                            -

Rick C.K. Chu                   45                           International Sales Director            4,000

Christopher Dingley             39                           European Marketing Manager,                 -
                                                             Radica UK Ltd.

Michael L. Pikett               59                           President, Radica Canada               24,000
                                                             Ltd
-------------------------

(1) Except as indicated, in each case these shares represent less than 1% of the total stock outstanding.
(2)  Includes shares held by Mr. Davids as trustee for a family trust.
(3)  Member of the Audit Committee.
(4)  Member of the Compensation, Organization and Nominating Committee.

         All directors and executive officers of the Company as a group (18 persons) owned beneficially 3,831,960 shares of Common Stock (not including 1,119,600 option shares not yet vested held by such persons), or approximately 20.1% of the Common Stock outstanding, as of January 31, 1999. The executive officers of the Company do not have any fixed term of office and serve at the pleasure of the Board of Directors. Since the mailing date of last year's Proxy Statement, as previously announced by the Company,

Mr. Peter Thigpen and Mr. Henry Hai-Liu Hu were added to the Board of Directors, in June and December 1998, respectively. Also, Mr. Gene Murtha was appointed President of Radica USA in December 1998.

         Robert E. Davids has been the Chief Executive Officer of the Company since January 1994, and a director since December 1993. He was President of the Company from December 1993 to July 1997. Prior to 1993, Mr. Davids had been the Co-Chief Executive Officer and a director of Radica HK since he joined the Company in 1988. Mr. Davids has over 30 years experience in the development, design and engineering of non-gambling casino gifts, commercial gaming machines, automobiles and other products. From 1984 until he joined the Company, he was the General Manager of Prospector Gaming Enterprises Inc., a casino in Reno, Nevada. From 1978 through 1984, Mr. Davids served in various positions at International Game Technology ("IGT"), including Director of Special Projects and Director of Engineering.

         Jon N. Bengtson, formerly the Executive Vice President and Chief Financial Officer of the Company, became the Chairman of the Board of the Company in January 1996, and has been a director of the Company since January 1994. He is currently the President and Chief Operating Officer of U-Tel, Inc., a telecommunications company. Mr. Bengtson was formerly an Executive Vice President and Chief Operating Officer of the Company from September 1995 to January 1996. He was Chief Financial Officer of the Company from January 1994 to September 1995, and was appointed President and Chief Executive Officer of Radica USA in December 1993. Mr. Bengtson joined The Sands Regency in 1984 and served in various positions, including Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Director, Senior Vice President and Director and Executive Vice President and Chief Operating Officer and Director until December 1993. From 1980 to 1984, Mr. Bengtson was a director and served in various positions with IGT, including Treasurer and Vice President of Finance and Administration and Vice President of Marketing. Mr. Bengtson is currently a director of The Sands Regency and its subsidiary, Patrician, Inc.

         Patrick Feely has been Chief Operating Officer and President of the Company since July 1997 and a director of the Company since July 1996. Previously, he was President of Fun Source, a Strottman International, Inc. company; President and CEO of Spectrum HoloByte, Inc. from 1993 to 1995; President of Bandai America, Inc. from 1991 to 1992; founder and President of Toy Soldiers, Inc. (which merged with Bandai America) from 1988 to 1991; and President of the Tonka Products Division of Tonka, Inc. from 1986 to 1988. Mr. Feely was also Director of the Toy Manufacturers Association from 1992 to 1995. He has a BA from Duke University and an MBA from the University of Michigan.

         David C.W. Howell was appointed President Asia Operations in December 1998. He has been Executive Vice President and Chief Financial Officer and a director of the Company since September 1995. Prior to that, he was Vice President and Chief Accounting Officer and a director of the Company from January 1994 to September 1995. From 1992 to 1994, Mr. Howell was a Finance Director and Company Secretary of Radica HK. From 1984 to 1991, Mr. Howell was employed by Ernst & Young in London, Hong Kong and Vietnam. He has a B.Sc from Nottingham University, is a member of the Institute of Chartered Accountants in England and Wales and is a fellow of the Hong Kong Society of Accountants.

         Siu Wing Lam has been Executive Vice President, Engineering of the Company since December 1998 and was previously Vice President, Engineering and a director of the Company since January 1994. Prior to that, he was the head of the Radica HK engineering department for eight years since joining the Company in 1985. Mr. Lam has over 18 years of experience in manufacturing, product design and engineering management. He has an Associateship in Production and Industrial Engineering from Hong Kong Polytechnic, a post graduate diploma in Engineering Management from City Polytechnic of Hong Kong, and is an associate member of the Institute of Electrical Engineers of UK.

         James O'Toole has been a director of the Company since June 1994. He is Research Professor in the Center for Effective Organization at the University of Southern California's Marshall School of Business. He is Chairman of the Board of Academic Advisors of the Booz Allen Hamilton Strategic Leadership Center.

         Millens W. Taft has been a director of the Company since April 1997. He brings with him five decades of toy and games experience and currently advises companies in the toy industry on marketing, product development and licensing in both the domestic and international markets. He retired from the Milton Bradley Company in 1984, where he was Corporate Senior Vice President of Research and Development and was also a Director of the firm. Mr. Taft had been with Milton Bradley since graduating from Harvard Business School in June of 1949 with the degree of Master of Business Administration. From 1942 to 1945 he was in the military service with the 8th Air Force as First Lieutenant and Pilot. Upon his early retirement from Milton Bradley, he started his own company, Mel Taft & Associates in 1984, which helps companies in the USA and around the world with marketing, product development and licensing projects primarily in the Toy, Games, Craft, Specialty and International Markets.

         Peter Thigpen has been a director of the Company since June 1998. He owns Executive Reserves, a consulting company that specializes in quality processes, ethics and marketing strategy. Prior to starting Executive Reserves, Mr. Thigpen was Senior Vice President - U.S. Operations and a member of the Executive Management Committee at Levi Strauss & Company, retiring after 23 years with the San Francisco-based apparel company. During his tenure at Levi Strauss, Mr. Thigpen held positions of President of European Operations, President - Levi Strauss USA, President - The Jeans Company and was a member of the Board of Directors. Mr. Thigpen is a Senior Fellow and a Moderator at the Aspen Institute, member of the Board of the San Francisco School Volunteers, a lecturer on ethics at the Haas Graduate School of Business at the University of California, Berkeley, and Member of the Board of Directors of Designs, Inc.

         Henry Hai-Lin Hu has been a director of the Company since December 1998. He is currently the Principal of Business Plus Consultants Limited providing services to Hong Kong toy companies on business development. From 1993 through 1996, he was Chairman and Chief Executive Officer of Zindart Industrial Co. Ltd., a NASDAQ listed manufacturer of die cast car replicas and premium giftwares. He co-founded Wah Shing Toy Group since 1982, a Singapore listed toy company, and retired from Wah Shing in 1991. Mr. Hu has served in director and senior officer roles in several toy companies in Hong Kong since 1967. He has a B.Sc in Mechanical Engineering from Hong Kong University, is a Registered Professional Engineer, and a member of the Institution of Electrical Engineers, Hong Kong.

         Gene Murtha has been the President, Americas since December 1998. A 20-year veteran of the Toy and Game Industry, Mr. Murtha recently served as Mattel's Vice President of Marketing with worldwide responsibilities for the Matchbox line of products. He has previously held senior marketing and R&D jobs with game companies such as Milton Bradley and Coleco, where he had responsibility for such classic brands as Scrabble, Trivial Pursuit and Parcheesi.

         Kam Cheong Wong has been the Vice President of China Operations for the Company since May 1998. Prior to that, he was the Director of Manufacturing for the Company from June 1994 to May 1998. Mr. Wong has over 19 years of experience in product design, R&D, production and sales in toys, consumer electronics and the electrical appliance industry. Mr. Wong has a BSc in Mechanical Engineering from Taiwan University, a post graduate diploma in Manufacturing Technology from City University, London and is a member of the Institute of Management, UK.

         Hermen H.L. Yau has been the MIS Director of the Company since March 1, 1994. From 1982 to 1994, he worked in Outboard Marine Corporation Asia Ltd in various positions in the Systems & Data

Processing Department. He has more than 17 years experience in Information Technology and particular experience in IBM mid-range computer systems and solutions. He has a Higher Diploma in Computer Studies from the National Computing Center UK and a Diploma in Management Studies from the Hong Kong Polytechnic and Hong Kong Management Association.

         Samuel Kwok has been the Plant Administration Director since February 1998. Mr. Kwok has over 10 years working experience in Finance and Administration in multinational companies and is responsible for the general administration in the China factory. He has an MBA and is a certified accountant.

         Ben Hui has been the Materials Director since May 1998. Prior to that, he has previously held materials and purchasing management jobs with companies such as Sunciti Manufacturers Limited, HK Air Cargo Terminals Limited, Computer Products and Saitek Ltd. Mr. Hui has 20 years extensive experience in manufacturing management with responsibility for purchasing, shipping, inventory and warehousing. He has been a full member of the Institute of Purchasing and Supply of Hong Kong since 1990.

         You Liang Wang has been the Quality Director of the Company since December 1993. Prior to that, he was Head of the Quality Assurance Section of Foxboro Co. Ltd in Shanghai from 1986 to 1993 and a Quality Control Engineer from 1982 to 1986.

         Rick C.K. Chu has been the International Sales Director of the Company since April 1996. Prior to that, Mr. Chu was International Sales Administrative Manager of the Company from April 1994 to April 1996. He has more than 16 years experience in international trade and business management. From 1988 to 1994, he was the Senior Manager managing the sales administration function and marketing of industrial materials for a leading trading company in Hong Kong.

         Christopher Dingley has been the European Marketing Manager of Radica UK since January 1998 and Company Secretary of Radica UK since January 1995. Mr. Dingley was General Manager of Radica UK from January 1995 to December 1997. From January 1991 to December 1994 he acted for Radica as Manager of European Operations. From 1987 to 1991 he was the Sales Manager for Export Military Sales in UK. Prior to that he worked for Chrysler Military Sales in Germany, Italy and the UK from 1982 to 1986.

         Michael L. Pikett has been President of Radica Canada Ltd since October 1994. From 1993 to 1994 Mr. Pikett was employed as a Commercial Attache for the Government of Quebec in Toronto. From 1986 to 1993 Mr. Pikett was employed as Vice President-General Manager of Melitta Canada Inc. He was the Director of Sales for J.M. Schneider Inc. from 1980 to 1985. Mr. Pikett has over 30 years senior management experience in the Canadian market. He was born and educated in the UK, moving to Canada in 1968.


                MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During fiscal 1998, the Board of Directors of the Company met four times. Each of the directors, during his tenure as a director, attended at least 75% of the meetings of the Board of Directors and of each committee of the board on which he has served.

         The responsibilities of the Audit Committee include recommending to the Board of Directors the independent certified public accountants to be selected to conduct the annual audit of the books and accounts of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's financial and accounting staff. The Audit Committee consists entirely of non-management directors. The Audit Committee is currently comprised of four members of the Board, being Messrs. O'Toole, Taft, Thigpen and Hu. In fiscal 1998, it held one meeting.

         The responsibilities of the Compensation, Organization and Nominating Committee include reviewing and approving director nominations, executive appointments and remuneration and supervising the administration of the Company's employee benefit plans. This Committee is currently comprised of four members of the Board, being Messrs. O'Toole, Taft, Thigpen and Hu. In fiscal 1998, it held one meeting.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         Mr. Davids, Mr. James J. Sutter, the Hansen Trust, IGT and the Company were parties to a shareholders agreement (the "Shareholders Agreement") which provided for certain matters relating to the management of the Company and ownership of its Common Stock. In January 1998, after Mr. Sutter and IGT had ceased to be parties to the Shareholders Agreement, it was amended to eliminate provisions respecting the election and removal of directors, restrictions on transfer and a right of first refusal. The registration rights provisions of the Shareholders Agreement remain operative.

         Pursuant to the Shareholders Agreement, the Company has agreed, subject to certain specified conditions, to use its reasonable efforts to prepare and file one registration statement on behalf of each shareholder that is a party to such agreement (collectively, the "Shareholders") under the Securities Act of 1933, and to use its reasonable efforts to qualify the shares for offer and sale under any applicable U.S. state securities laws. The Shareholders Agreement also grants each Shareholder certain "piggyback" registration rights entitling each Shareholder to sell Common Stock in certain registered offerings of equity securities by the Company. These "piggyback" registration rights are exercisable by each Shareholder only twice. The foregoing registration rights are subject to other limitations set forth in the Shareholders Agreement. In 1997, the Company effected a demand registration at the request of Mr. Davids and also included certain shares at the request of the Hansen Trust. Such registration covered an aggregate of 1,855,000 shares.

                     COMPENSATION OF OFFICERS AND DIRECTORS

COMPENSATION


         In fiscal 1998, the aggregate amount of compensation paid by the Company to all executive officers and directors as a group for services in all capacities was approximately $1.39 million.

         Commencing in April 1997, each outside (i.e., non-employee and non-affiliated) director of the Company receives a fee of $600 for attendance at each meeting of the Board of Directors and a fee of $600 for attendance at each Committee meeting. Directors who are employees or affiliates of the Company will not be paid any fees or additional remuneration for service as members of the Board of Directors or its Committees.

         Prior to April 1997, each outside director of the Company also received, in addition to the above, a $10,000 annual fee paid in quarterly installments.

         Prior to fiscal year 1996, each outside director received non-qualified stock options to purchase 30,000 shares of Common Stock of the Company upon initial election to the Board of Directors at an exercise price equal to the initial public offering price ($11.00 per share) of the Company's Common Stock and exercisable after one year from the date of grant. In January 1997, the board of directors resolved to reprice 30,000 stock options (at $11.00 per share) for each of two outside directors to the market price as of the date of such meeting ($1.75 per share) and the change was ratified in the board meeting on April 9, 1997.

In the same board meeting, one outside director was appointed and received non-qualified stock options to purchase 30,000 shares of Common Stock of the Company at an exercise price equal to the average of bid and asked closing price ($3.125) on such date. Upon each re-election to the Board of Directors in 1995, 1996, 1997 and 1998, each outside director received non-qualified stock options to purchase 5,000 shares (15,000 shares in 1997 and 1998, to reflect elimination of the $10,000 annual fee) of Common Stock of the Company at $3.66, $1.50, $3.125 and $18.75 per share, respectively. Upon re-election to the Board of Directors in 1999 and thereafter, each outside director will receive non-qualified stock options to purchase 15,000 shares of Common Stock of the Company at an exercise price equal to the then current market price of the Company's Common Stock. In 1998, each of two outside directors received non-qualified stock options to purchase 30,000 shares of Common Stock of the Company upon initial election at exercise prices of $17.25 and $16.375 per share, respectively. These subsequent options are also exercisable after one year from the date of grant.

EMPLOYMENT AGREEMENTS

         Messrs. Davids, Feely, Howell, Lam, Murtha and Bengtson have each entered into individual employment agreements with the Company. After giving effect to the latest renewals, the employment agreements are for periods of two years each, from December 1997 for Mr. Davids, from December 1998 for Messrs. Feely, Howell, Lam and Bengtson, and from November 30, 1998 for Mr. Murtha. Each employment agreement is terminable by the Company for cause. Messrs. Davids, Feely, Howell, Lam, Murtha and Bengtson shall each receive minimum annual base salaries of $182,000, $200,000, $182,000, $160,000, $200,000 and $43,200,
respectively. The agreement with Mr. Bengtson, since December 1995, is for part-time services. The employment agreements for Messrs. Davids, Feely, Howell, Lam and Murtha contain certain restrictions on their involvement in businesses other than the Company during the course of their employment and certain provisions applicable after termination of employment which prohibit the solicitation of customers and other employees of the Company, employment or engagement with competing entities, or the disclosure of proprietary information of the Company. The Company provides residences in Hong Kong for both Mr. Davids and Mr. Howell. In the agreement for Mr. Feely, he was granted 300,000 stock options of the Company common stock at $3.625 per share, and another 60,000 stock options at $14.125 per share in November 1998, subject to the terms and conditions of the agreement and the 1994 Stock Option Plan. Additionally, after the end of each of the Company's 1999 and 2000 fiscal years, Mr. Feely will be granted 60,000 stock options (up to 120,000 shares in the aggregate) at market price provided he achieves certain conditions as stated in the agreement. In the agreement for Mr. Murtha, he was granted 300,000 stock options of the Company common stock at $11.00 per share subject to the terms and conditions of the agreement and the 1994 Stock Option Plan. Additionally, after the end of each of the Company's 2000, 2001 and 2002 fiscal years, Mr. Murtha will be granted 25,000 stock options (up to 75,000 shares in the aggregate) at market price provided certain conditions are met as stated in the agreement. In the agreements for Mr. Howell and Mr. Lam, after the end of the Company's 1999, 2000 and 2001 fiscal years, Mr. Howell and Mr. Lam will each be granted 25,000 stock options (up to 75,000 shares in the aggregate for each) at market price provided certain conditions are met as stated in the agreements.

CONSULTING AGREEMENT

         The Company, acting through its subsidiary Radica China Limited, entered into a one-year Consulting Agreement, dated November 1, 1997, with Mr. Millens W. Taft, one of the Company's outside directors. Under such agreement, Mr. Taft acted as an independent contractor and assisted in identifying, contacting and developing relationships with inventors and other product concept sources in the toy and game industry in order to develop new products for the Radica line of games. After giving effect to certain changes to this agreement, Mr. Taft was paid an aggregate consulting fee of $80,000 in fiscal 1998 and certain travel, lodging, entertainment and similar expenses were reimbursed by the Company. The agreement has not been renewed.

                 OPTIONS TO PURCHASE SECURITIES FROM THE COMPANY

         The Company's 1994 Stock Option Plan provides for the granting of stock options to directors, officers and employees of the Company. The Stock Option Plan is administered by the Compensation, Organization and Nominating Committee (for this purpose, the "Compensation Committee") of the Board of Directors. Subject to the provisions of the Stock Option Plan, the Compensation Committee shall have sole authority to determine which of the eligible directors and employees of the Company shall receive stock options, the terms, including applicable vesting periods, of such options, and the number of shares for which such options shall be granted.

         The total number of shares of the Company's Common Stock that may be purchased pursuant to stock options under the Stock Option Plan shall not exceed in the aggregate 2.8 million shares. The option price per share with respect to each such option shall be determined by the Compensation Committee but shall be not less than 100% of the fair market value of the Company's Common Stock on the date such option is granted as determined by the Compensation Committee. Ordinarily, twenty percent of the stock options vest and become exercisable on each of the first five anniversaries of the date of grant, and all of the options expire in ten years. The Stock Option Plan terminates in 2004 unless terminated earlier.

         In fiscal years 1994 and 1995, an aggregate of 1,181,000 options (exclusive of the outside directors' options referred to above, and net of stock options that were both issued and cancelled in such years) were granted to directors, officers and other employees under the Stock Option Plan to purchase the Company's shares at exercise prices ranging from $8.50 to $8.53 per share. In addition, Mr. Bengtson was granted options under his employment agreement, as amended, to purchase 75,200 shares of the Company's Common Stock at an exercise price of $0.57 per share.

         On January 4, 1996, the Company's Board of Directors authorized the officers of the Company to make offers to holders of options under the Company's Stock Option Plan (excluding the option plan for the Company's outside directors), in which each holder was offered the right to surrender existing options for cancellation, and receive new stock options for the same number of shares at a new exercise price (equal to $1.38 per share, the market price on January 4, 1996), and subject to the commencement of a new vesting period. The term of the new options will not extend beyond the ten-year period of the original options surrendered. The effect of this authorization was that holders of options who elected to surrender their previous options received new options at a lower exercise price subject to starting a new vesting period. The holders of 916,000 options previously granted accepted such offers. As referred to above, in January 1997 the Board of Directors approved a similar repricing of certain outside directors' options.

         In fiscal year 1996, an aggregate of 30,000 options (exclusive of the outside directors' options and the options issued in exchange for prior options, as referred to above, and net of stock options that were both issued and cancelled in the year) were granted to directors, officers and other employees under the Stock Option Plan to purchase the Company's shares at an exercise price of $1.38 per share.

         In fiscal year 1997, an aggregate of 779,000 options (exclusive of the outside directors' options and net of stock options that were both issued and canceled in the year) were granted to directors, officers and other employees under the Stock Option Plan to purchase the Company's shares at exercise prices ranging from $1.09 to $12.25 per share.

         In fiscal year 1998, an aggregate of 549,000 options (exclusive of the outside directors' options and net of stock options that were both issued and canceled in the year) were granted to directors, officers and other employees under the Stock Option Plan to purchase the Company's shares at exercise prices ranging from $10.875 to $19.75 per share.

         As a result of the foregoing, at the end of fiscal year 1998, after giving effect to all prior exercises and cancellations of options, an aggregate of 1,822,600 options (exclusive of the outside directors' options) were outstanding at exercise prices ranging from $0.57 to $19.75 per share, and of such amount a total of 1,235,600 options were held by directors and executive officers of the Company as a group. Also, an aggregate of 115,000 outside director's options were outstanding at exercise prices ranging from $1.50 to $18.75 per share. By the end of fiscal year 1998, a total of 604,600 shares had been issued upon the exercise of options, at exercise prices ranging from $0.57 to $11 per share.

         After the end of fiscal year 1998 and through January 31, 1999, 105,000 additional options were granted under the Stock Option Plan (including under employment agreements) at exercise prices ranging from $14.125 to 15.625 per share, and, as referred to above, an outside director received an option for 30,000 shares exercisable at $16.375 per share.

         Additional information with respect to stock options is contained in the Company's Annual Report on Form 20-F for the fiscal year ended October 31, 1998. See Note 13 of the Notes to the Consolidated Financial Statements included therein.

                       APPOINTMENT OF INDEPENDENT AUDITOR

         The person named in the enclosed form of proxy will, in the case of a ballot and in the absence of specifications or instructions to vote against or not to vote (abstain) in the form of proxy, vote for the re-appointment of Deloitte Touche Tohmatsu as the Independent Auditor of the Company, to hold office until the next annual meeting of shareholders of the Company or until a successor is duly elected or appointed, and the authorization of the directors to fix the Independent Auditor's remuneration. Deloitte Touche Tohmatsu has been the Independent Auditor of the Company or its predecessors since 1989.

         Representatives of Deloitte Touche Tohmatsu are expected to attend the Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the 2000 annual meeting of shareholders must be received by the Company at the principal executive offices of Radica USA in the United States (see address below) on or before November 15, 1999 in order to be considered for inclusion in the Company's 2000 management information circular/proxy statement.

                                  OTHER MATTERS

         Management is not aware of any amendments or variations to matters identified in the Notice or of any other matters that are to be presented for action to the Meeting other than those described in the Notice.

         Information stated in this Circular is dated as of January 31, 1999 except where otherwise indicated. The contents and the mailing of this Circular have been approved by the Board of Directors of the Company.


      ROBERT E. DAVIDS             JON N. BENGTSON              PATRICK FEELY               DAVID C.W. HOWELL
  Vice Chairman and Chief       Chairman of the Board           President and           President Asia Operations,
     Executive Officer                                     Chief Operating Officer     Chief Financial Officer and
                                                                                         Chief Accounting Officer


         THE COMPANY FILES AN ANNUAL REPORT ON FORM 20-F WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS CIRCULAR AND THE ANNUAL REPORT CONTAINING THE FINANCIAL STATEMENTS OF THE COMPANY AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, WILL BE SENT TO ANY PERSON UPON REQUEST IN WRITING ADDRESSED TO INVESTOR RELATIONS AT RADICA USA'S OFFICE AT 180 S. LAKE AVENUE, SUITE 440, PASADENA, CA 91101. COPIES ARE WITHOUT CHARGE TO ANY SHAREHOLDER.

                                  FORM OF PROXY
                              RADICA GAMES LIMITED
                                 ANNUAL MEETING
                                 APRIL 12, 1999



         The undersigned shareholder of Radica Games Limited hereby appoints the person selected below,

         Robert E. Davids, or failing him Patrick Feely, or failing him David C.W. Howell (strike out if another proxy is to be appointed)

                  ___________________________________________  (Other)

as such shareholder's proxy, with the power of substitution, and hereby authorizes such person to represent and to vote as designated below all of the Common Stock, $0.01 par value per share, of Radica Games Limited (the "Company") that the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders to be held at the DoubleTree Hotel Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101 on Monday, April 12, 1999, or any postponement or adjournment thereof.

         Every shareholder of the Company is entitled to appoint one proxy (or representative in the case of a corporation) to attend the meeting and vote on such shareholder's behalf. The proxy need not be another shareholder of the Company. To be effective, this Proxy must be completed and deposited at the principal office of Radica Enterprises, Ltd. ("Radica USA") located at 180 S. Lake Avenue, Suite 440, Pasadena, CA 91101, not later than the last business day preceding the day of the meeting, or any postponement or adjournment thereof.

         Please insert the number of shares registered in your name in the space provided on the reverse. If no number is inserted, this Proxy will be deemed to relate to the total number of shares registered in your name.

         PLEASE INDICATE WITH AN "X" IN THE APPROPRIATE BOX HOW YOU WISH YOUR PROXY TO VOTE. IF THIS PROXY IS RETURNED WITHOUT AN INDICATION AS TO HOW THE PROXY SHALL VOTE, THE PROXY WILL VOTE FOR, AGAINST OR ABSTAIN IN RESPECT OF PROPOSALS 1 AND 2 AS SET FORTH IN THE ACCOMPANYING CIRCULAR.

         The Board of Directors recommends a vote for all Nominees listed in Proposal 1 and adoption of Proposal 2.


1.  ELECTION OF DIRECTORS   FOR all nominees listed below    WITHHOLD AUTHORITY
                            for the terms set forth in       to vote for all
                            the Proxy Statement (except      nominees listed
                            as marked to the contrary        below. /  /
                            below).  /  /



Robert E. Davids        Patrick Feely             Siu Wing Lam           Millens W. Taft       Henry Hai-Lin Hu
Jon N. Bengtson         David C.W. Howell         James O'Toole          Peter Thigpen


 (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

         2. To approve the reappointment of Deloitte Touche Tohmatsu as the Company's Independent Auditor and to authorize the directors to fix the Independent Auditor's remuneration.

          /  / FOR         /  / AGAINST       /  / ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

         This Proxy must be signed by the appointing shareholder, or such shareholder's attorney duly authorized in writing, exactly as such shareholder's name appears herein. In the case of joint shareholders, all joint shareholders must sign. In the case of a corporation, the Proxy must be executed under its Common Seal or the hand of its attorney duly authorized in writing. In the case of partnerships, the Proxy must be signed in the partnership name by an authorized person. Each power of attorney, or a duly certified copy thereof, must be deposited at the principal office of Radica USA not later than the last business day preceding the day of the meeting, or any postponement or adjournment thereof.

         This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted for Proposals 1 and 2. The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting and Circular and hereby revokes any proxy or proxies heretofore given.

         Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.

                              Date:                           , 1999
                                   ---------------------------

                              ---------------------------------------
                                   (Printed Name of Shareholder)

                              ---------------------------------------
                                           (Signature)

                              ---------------------------------------
                                   (Printed Name of Shareholder)

                              ---------------------------------------
                                           (Signature)

                              ---------------------------------------
                                   (Number of Shares held)

                              (PLEASE SIGN EXACTLY AS
                              YOUR NAME APPEARS ON THIS
                              PROXY. WHEN SIGNING AS
                              ATTORNEY, EXECUTOR,
                              ADMINISTRATOR, TRUSTEE OR
                              GUARDIAN, PLEASE GIVE FULL
                              TITLE AS SUCH. IF SHARES
                              ARE HELD JOINTLY, BOTH
                              OWNERS SHOULD SIGN.)